Subject To Completion And Modification

COLLEGE LOAN LLC HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND THE OTHER DOCUMENTS COLLEGE LOAN LLC HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT COLLEGE LOAN LLC AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, COLLEGE LOAN LLC, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL-FREE 1-888-252-5452.

FINAL TERM SHEET

$1,500,000,000
Student Loan Asset-Backed Notes, Series 2007-2

College Loan Corporation Trust I
Issuing Entity

College Loan LLC Depositor	College Loan Corporation Sponsor and Issuer Administrator

                                                                                                             Proceeds
                                     Original                                                                   To
                                    Principal                      Final Maturity    Price To  Underwriting  Issuing
            Series                    Amount        Interest Rate        Date          Public    Discount    Entity(1)
-------------------------------     ------------   --------------- ----------------  --------- ------------  ----------
                                                   3-Month LIBOR
Series 2007-2A-1 Senior Notes        $400,000,000   plus 0.25%     January 25, 2024     100%      0.25%        99.75%
Series 2007-2A-2 Senior Notes        $ 86,500,000   Auction Rate   November 1, 2047     100%      0.25%        99.75%
Series 2007-2A-3 Senior Notes        $ 86,500,000   Auction Rate   November 1, 2047     100%      0.25%        99.75%
Series 2007-2A-4 Senior Notes        $ 86,500,000   Auction Rate   November 1, 2047     100%      0.25%        99.75%
Series 2007-2A-5 Senior Notes        $ 86,500,000   Auction Rate   November 1, 2047     100%      0.25%        99.75%
Series 2007-2A-6 Senior Notes        $ 86,500,000   Auction Rate   November 1, 2047     100%      0.25%        99.75%
Series 2007-2A-7 Senior Notes        $ 86,500,000   Auction Rate   November 1, 2047     100%      0.25%        99.75%
Series 2007-2A-8 Senior Notes        $ 86,500,000   Auction Rate   November 1, 2047     100%      0.25%        99.75%
Series 2007-2A-9 Senior Notes        $ 86,500,000   Auction Rate   November 1, 2047     100%      0.25%        99.75%
Series 2007-2A-10 Senior Notes       $ 86,500,000   Auction Rate   November 1, 2047     100%      0.25%        99.75%
Series 2007-2A-11 Senior Notes       $ 86,500,000   Auction Rate   November 1, 2047     100%      0.25%        99.75%
Series 2007-2A-12 Senior Notes       $ 75,000,000   Auction Rate   November 1, 2047     100%      0.25%        99.75%
Series 2007-2A-13 Senior Notes       $ 75,000,000   Auction Rate   November 1, 2047     100%      0.25%        99.75%
Series 2007-2A-14 Senior Notes       $ 50,000,000   Auction Rate   November 1, 2047     100%      0.25%        99.75%
Series 2007-2B-1 Subordinate Notes   $ 35,000,000   Auction Rate   November 1, 2047     100%      0.32%        99.68%
                                    --------------                                                          --------------
Total                               $1,500,000,000                                                          $1,496,225,500

(1) Before deducting expenses estimated to be approximately $900,000.

           Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this free writing prospectus. Any representation to the contrary is a criminal offense.

          This term sheet constitutes a "free-writing prospectus" within the meaning of Rule 405 under the Securities Act of 1933, as amended. The underwriters named below are offering the offered notes subject to approval of certain legal matters by their counsel.

UBS Investment Bank (Joint Book Runner)	Citi (Joint Book Runner) October 24, 2007	Goldman, Sachs & Co. (Joint Book Runner)